EXHIBIT 99

Capstone Turbine Announces Fourth Quarter and Fiscal Year 2015 Operating Results

CHATSWORTH, Calif., June 15, 2015 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the fourth quarter and fiscal year ended March 31, 2015.

Highlights

  Gross margin of $18.3 million, or 16% of revenue, for Fiscal 2015
  Gross margin as a percentage of revenue flat compared to Fiscal 2014 despite a 13% decline in revenue, reflecting operational improvements to the cost structure
  Accessories, parts and service revenue up 7%
  Factory Protection Plan (FPP) backlog of $61.2 million as of March 31, 2015
  Cash balance of $32.2 million as of March 31, 2015

President and Chief Executive Officer Darren Jamison commented, "In Fiscal 2015, Capstone adapted to challenging global and economic market dynamics in ways that have made us a more resilient company today and for the future. We continued to make significant progress in strengthening our company by further diversifying our business, growing and maturing our distribution network, improving our product reliability, expanding into promising new geographies, and implementing cost savings. However, our progress was eclipsed by headwinds from the dramatic downturn of the oil markets, a substantially stronger U.S. dollar making our products more expensive overseas, and on-going geopolitical tensions in Russia, North Africa and the Middle East. These conditions impacted our business in Fiscal 2015, but they also prompted us to closely evaluate areas of our business that are within our control. As a result, we have taken decisive actions that ultimately have made Capstone stronger, leaner, more flexible and better positioned for growth than ever before. We look forward to regaining our growth momentum over the next year ahead."

Fourth Quarter 2015 Financial Summary

Revenue for the fourth quarter of Fiscal 2015 was $29.9 million, compared to $30.1 million for the third quarter of Fiscal 2015, and $36.4 million for the fourth quarter of Fiscal 2014.

Capstone's product backlog as of March 31, 2015 was $165.7 million, compared to $175.5 million at December 31, 2014, and $171.6 million at March 31, 2014.

Gross margin for the fourth quarter of Fiscal 2015 was $3.5 million, or 11.8% of revenue, compared to $6.1 million, or 20.3% of revenue, for the third quarter of Fiscal 2015, and $6.1 million, or 16.9% of revenue, for the fourth quarter of Fiscal 2014. Gross margin for the fourth quarter of Fiscal 2015 was impacted by a $1.2 million non-cash charge for slow-moving inventory related to the Company's waste heat recovery generator product. In addition, cost of goods sold for the quarter included $0.7 million of product shipped without recognizing the associated revenue. Without these two items, gross margin for the fourth quarter of 2015 would have been $5.4 million, or 18.0% of revenue.

Research and development expenses were $2.9 million for the fourth quarter of Fiscal 2015, compared to $2.4 million for the third quarter of Fiscal 2015, and $2.5 million for the fourth quarter of Fiscal 2014.

Selling, general and administrative expenses were $14.7 million for the fourth quarter of Fiscal 2015, compared to $7.5 million for the third quarter of Fiscal 2015 and $6.8 million for the fourth quarter of Fiscal 2014. The Company recorded a bad debt expense of approximately $7.1 million during the fourth quarter of Fiscal 2015 against receivables owed to us by one of our Russian distributors that has been impacted by the steep decline of the Russian ruble. In comparison, the Company had no such expense of this magnitude during the third quarter of 2015 or fourth quarter of 2014.

Capstone's net loss was $14.3 million, or $0.05 loss per share, for the fourth quarter of Fiscal 2015, compared to a net loss of $3.9 million, or $0.01 loss per share, for the third quarter of Fiscal 2015, and a net loss of $3.4 million, or $0.01 loss per share, for the fourth quarter of Fiscal 2014.  Capstone's loss from operations for the fourth quarter of Fiscal 2015 was $14.1 million, compared to $3.8 million for the third quarter of Fiscal 2015, and $3.1 million for the fourth quarter of Fiscal 2014.

Fiscal Year 2015 Financial Summary

Revenue for Fiscal 2015 was $115.5 million, compared to $133.1 million for Fiscal 2014.

Fiscal 2015 gross margin was $18.3 million, or 16% of revenue, compared to Fiscal 2014 gross margin of $21.7 million, or 16% of revenue. While annual revenue decreased 13%, gross margin percentage was flat compared to Fiscal 2014. The change in gross margin dollars was driven by multiple factors, including lower royalty expense of $1.2 million, lower production and service center labor and overhead expense of $1.0 million and lower warranty expense of $0.4 million. The positive impact of these factors was offset by the adverse impact of lower volume, lower average selling prices and a change in product mix of $5.0 million, and higher inventory charges of $1.0 million.

Research and development expenses were $9.7 million for Fiscal 2015, compared to $9.0 million for Fiscal 2014. Benefits from cost-sharing programs decreased by approximately $0.9 million to $0.5 million in Fiscal 2015 from $1.4 million in Fiscal 2014. In addition, professional services expense decreased by $0.2 million in Fiscal 2015 as compared to the previous year.

Selling, general and administrative expenses were $39.5 million for Fiscal 2015, compared to $28.0 million for Fiscal 2014. The net increase in SG&A expenses was comprised of a $9.9 million increase in bad debt reserve (of which $7.1 million was recorded in the fourth quarter of Fiscal 2015 as referenced above) along with increases in salaries, professional services, marketing and business travel expense, partially offset by a decrease in facilities and supplies expense.

Net loss was $31.5 million, or a $0.10 loss per share, for Fiscal 2015, compared to a net loss of $16.3 million, or a $0.05 loss per share, for Fiscal 2014.  Capstone's loss from operations was $30.9 million for Fiscal 2015, compared to a loss from operations of $15.3 million for Fiscal 2014.

Liquidity and Capital Resources

At March 31, 2015, cash and cash equivalents totaled $32.2 million, compared to $40.9 million at December 31, 2014, and $27.9 million at March 31, 2014.

During the quarter ended March 31, 2015, cash used in operating activities was $6.6 million and capital expenditures totaled $0.4 million. This compares to cash used in operating activities of $3.8 million and $0.4 million in capital expenditures during the quarter ended March 31, 2014.

During Fiscal 2015, Capstone used $23.0 million of cash in operating activities and spent $1.6 million in capital expenditures. This compares to cash used in operating activities of $15.4 million and $1.2 million in capital expenditures during Fiscal 2014.

Subsequent Event

As previously announced, in April 2015, the Company took actions to flatten the organization and streamline internal operations to better foster innovation and creativity, focus on product improvements, and broaden aftermarket services. These actions are expected to lower operating costs and result in an estimated $2 million in annual savings after payment of associated employee severance benefits.

Conference Call and Webcast

The Company will host a conference call today, June 15, 2015, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 8,500 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, United Kingdom, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available here.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about regaining growth momentum and reduced operating costs. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 – Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(In thousands, except share amounts)

	March 31,	March 31,
	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$32,221	$27,859
Accounts receivable, net of allowances of $11,041 at March 31, 2015 and $2,246 at March 31, 2014	13,120	28,019
Inventories	23,097	18,102
Prepaid expenses and other current assets	3,063	2,217
Total current assets	71,501	76,197
Property, plant and equipment, net	3,523	2,891
Non-current portion of inventories	2,258	2,938
Intangible assets, net	1,337	1,790
Other assets	308	302
Total	$78,927	$84,118
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$22,266	$28,577
Accrued salaries and wages	2,113	1,883
Accrued warranty reserve	3,183	2,965
Deferred revenue	3,051	2,657
Revolving credit facility	12,953	13,228
Current portion of notes payable and capital lease obligations	407	444
Total current liabilities	43,973	49,754
Long-term portion of notes payable and capital lease obligations	89	201
Other long-term liabilities	161	70
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized, 331,635,840 shares issued and 330,379,962 shares outstanding at March 31, 2015; 311,520,567 shares issued and 310,377,293 shares outstanding at March 31, 2014	332	312
Additional paid-in capital	837,650	805,342
Accumulated deficit	(801,764)	(770,231)
Treasury stock, at cost; 1,255,878 shares at March 31, 2015 and 1,143,274 shares at March 31, 2014	(1,514)	(1,330)
Total stockholders' equity	34,704	34,093
Total	$78,927	$84,118

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended March 31,
	2015	2014	2013
Revenue	$115,461	$133,105	$127,557
Cost of goods sold	97,174	111,409	113,172
Gross margin	18,287	21,696	14,385
Operating expenses:
Research and development	9,679	9,029	8,979
Selling, general and administrative (1)	39,517	27,981	27,364
Total operating expenses	49,196	37,010	36,343
Loss from operations	(30,909)	(15,314)	(21,958)
Other (expense) income	41	(20)	25
Interest expense	(548)	(712)	(717)
Change in fair value of warrant liability	—	10	781
Loss before income taxes	(31,416)	(16,036)	(21,869)
Provision for income taxes	117	220	694
Net loss	$ (31,533)	$ (16,256)	$ (22,563)
Net loss per common share—basic and diluted	$ (0.10)	$ (0.05)	$ (0.07)
Weighted average shares used to calculate basic and diluted net loss per common share	328,012	307,060	302,168

(1) The Company recorded bad debt expense of approximately $10.1 million, $0.2 million and $0.3 million for the years ended March 31, 2015, 2014 and 2013, respectively.
CONTACT: Investor and Investment Media Inquiries:

         818-407-3628
         ir@capstoneturbine.com